UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2018

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-38176	98-1373159
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,
Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 1740 608 001

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Named Executive Officer

On December 10, 2018, Jan Buberl resigned from his position as Vice President, Color Pigments of Venator Materials PLC (the “Company”) and all positions and offices he held with the Company’s subsidiaries and affiliates, effective as of December 30, 2018, to pursue other business opportunities.

(e) Entry into Employment Agreements with Named Executive Officers

On December 10, 2018, relevant affiliates of the Company entered into Terms and Conditions of Employment (the “Agreements”) with its principle executive officer, Simon Turner, its principal financial officer, Kurt D. Ogden, and named executive officers Russ R. Stolle and Mahomed Maiter. The Agreements were approved by the Compensation Committee of the Company’s Board of Directors and supersede any prior agreements with the Company other than as incorporated therein.

Except as described herein, the Agreements are consistent with the existing arrangements with the officers as described in the Company’s proxy statement for its 2018 Annual General Meeting of Shareholders, which was filed on April 26, 2018 (the “2018 Proxy Statement”). The Agreements provide for the continuation of the base salary currently in effect and annual reviews for increase thereof, continued participation in the Company’s 2018 Short Term Incentive Plan (“STIP”) and participation in an annual STIP thereafter at the 2018 target percentage of salary, annual long-term incentive grants under the Company’s Stock Incentive Plan (“LTIP”) having a grant value of at least the value of such employee’s 2018 LTIP grant, and severance benefits under the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”). The Agreements also provide that the officers will be entitled to participate in the Company’s various benefits plans available to other employees. Executive officer compensation will continue to be subject to annual review by the Compensation Committee. In addition, the Agreements contain confidentiality, non-solicitation and non-compete provisions.

As additional terms, the Agreements provide that in the event that the Company terminates the LTIP, the employee is entitled to receive, during each year of employment with the Company and in lieu of stock awards under the LTIP, an annual grant of performance units or similar long term incentive compensation having a grant value of at least the value of such employee’s 2018 LTIP grant, and vesting over three years. In addition, the Agreements provide that under the Severance Plan, upon a “Termination for Good Reason” following a Change of Control (as defined in the LTIP), Replacement Awards (as defined in the LTIP), which may be issued to replace existing equity awards in connection with a Change of Control, shall become fully vested. In addition, the Agreements provide that a breach of any of the Agreements by the Company or its affiliates shall be deemed to be a sufficient cause for a “Termination for Good Reason” under the Severance Plan.

The foregoing description of the Agreements is a summary and is qualified in its entirety by the complete terms of the Agreements, which the Company plans to file as exhibits to the Company’s annual report on Form 10-K for the year ending December 31, 2018.

Additional information regarding officer compensation and the Company’s STIP, LTIP, severance and other plans and programs may be found in the Company’s 2018 Proxy Statement.

Item 8.01. Other Events.

In response to the current economic and demand environment, Company management took steps to further reduce fixed costs and improve cash flows, including not replacing Mr. Buberl and eliminating two additional executive officer positions, and implementing more aggressive working capital management. Venator remains committed to the transfer of specialty products from Pori to other sites, strengthening its portfolio and growing its leadership position in the higher value and less cyclical specialty grade titanium dioxide products. The Company is conducting a review of its business portfolio to identify strategic measures that will maximize shareholder value, which could include divestment of certain non-core assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENATOR MATERIALS PLC

/s/ SEAN PETTEY
Assistant Secretary

Dated: December 14, 2018